FOR IMMEDIATE RELEASE

Contacts:
Indus International, Inc. Gary Frazier, Dir. Corporate Communications 770/989-4188, gary.frazier@indus.com	Kalt Rosen & Co. Pierre Hirsch/Howard Kalt 415/397-2686

Allen R. Freedman Appointed Chairman of Indus Board of Directors

Thomas R. Madison Jr. to Remain on the Board

ATLANTA, March 07, 2005 – Indus International Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM)™ solutions, today announced that Allen R. Freedman has been elected non-executive chairman of the Indus Board of Directors replacing Thomas R. Madison Jr.

In electing Freedman, the Indus Board unanimously determined that it was in the best interests of the Indus stockholders to have an independent director serving as chairman of the Board. Freedman has been determined by the Board to be independent and also qualifies as “independent” under the rules prescribed by NASDAQ and the Securities Exchange Commission. Due to his past employment as an executive officer of Indus, Madison does not meet these criteria. Freedman will serve as the non-executive chairman of the Board and will not be an employee or an officer of Indus. Madison will remain on the Board of Directors as a non-employee director.

“Tom has been a steady guiding hand for Indus throughout one of the company’s most challenging and exciting periods,” said Freedman. “He helped to lead a turnaround that has placed Indus on sound footing both financially and strategically. I am looking forward to building on the substantial progress that Tom spearheaded as chairman of the Board, and I am extremely pleased that we will continue to benefit from his ongoing counsel and experience.”

Madison added, “Allen Freedman will do a commendable job as chairman of the Board. His successful career of growing businesses, as well as his guiding wisdom in helping companies dominate in core vertical markets, has served Indus well since joining the Board last year. As we expand and grow our SDM sales efforts, I am pleased that he will have an even more active role as chairman.”

Freedman maintains strong ties to high-technology businesses, particularly information systems and healthcare. He is a former chairman and CEO of Assurant Inc. (NYSE: AIZ), one of the major specialty insurers in the United States, where he continues to serve on the company’s Board of Directors. He also served as a director of Systems & Computer Technology Inc. (SCT) from 1984 until 2004, becoming chairman of SCT in 2002 and serving as chairman of the audit committee.

About Indus International
Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce management software products, professional services and hosted service offerings improve our clients’ profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries — including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

###